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                                                                    EXHIBIT 99.1

                    NEVADA POWER AND SIERRA PACIFIC AGREE TO
                          $4 BILLION MERGER OF EQUALS

 Creates A Premier Distribution and Energy Services Company in the Western U.S.

                   Highest Annual Customer Growth in Industry

     LAS VEGAS and RENO, NEVADA (April 30, 1998) -- Nevada Power Company (NYSE,
PSE: NVP) and Sierra Pacific Resources (NYSE: SRP) today announced that their boards of directors have unanimously approved an agreement providing for a merger of equals combination with stock and cash consideration, creating a company with a total market capitalization of approximately $4.0 billion ($2.3 billion in equity; $1.5 billion in debt; $240 million in preferred stock). The combination is expected to be accounted for as a purchase and is anticipated to be accretive to both companies' earnings per share the first year after closing.

     The combined entity, which will be named Sierra Pacific Resources, will serve a total of more than 800,000 electric, 100,000 gas and 65,000 water customers living in southern and northern Nevada, and in the Lake Tahoe area of California. Combining Nevada Power, the fastest growing utility in the country, with Sierra Pacific creates a company with annual customer and kilowatthour sales growth of 5% and 7%, respectively, the highest in the industry. Based on 1997 results of Nevada Power and Sierra Pacific, total annual revenues for the combined company would be approximately $1.5 billion, with annual earnings of approximately $160 million, and assets of $4.3 billion. The companies anticipate closing in about a year, given Nevada's 180-day approval process and the transaction's consistency with Nevada's utility restructuring efforts.

                                     Terms

     As a result of the mergers contemplated by the agreement, Sierra Pacific Resources will be the holding company for Nevada Power Company, Sierra Pacific Power Company and other subsidiaries. Each stockholder of Nevada Power will have the opportunity to elect to receive 1.00 shares of the combined company's common stock per share or $26.00 in cash per share, such cash representing a 5% premium to Nevada Power's 10-day average trading price through April 28, 1998; and each stockholder of Sierra Pacific Resources will have the opportunity to elect to receive 1.44 shares of the combined company's common stock per share or $37.55 in cash per share, such cash representing a 5% premium to Sierra Pacific's 10-day average trading price through April 28, 1998.

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     Under the merger agreement, $304.6 million in cash will be paid to Nevada
Power stockholders and $151.6 million in cash will be paid to Sierra Pacific stockholders. In the event that stockholders of Nevada Power or Sierra Pacific fail to elect to receive all of the cash allocated to them, cash will be proportionately allocated among those stockholders who have elected to receive shares of the combined company's common stock; in the event that stockholders of Nevada Power or Sierra Pacific fail to elect to receive all of the shares of the combined company's common stock allocated to them, the shares will be proportionately allocated among those stockholders who have elected to receive cash, other than among odd lot holders who may receive cash in any event.

     The transaction is expected to be tax-free to stockholders to the extent they receive common stock of the combined company, and any cash received is expected to be taxed as capital gain.

     Based on 30,941,000 shares of Sierra Pacific and 50,767,000 shares of Nevada Power currently outstanding, Sierra Pacific and Nevada Power stockholders will receive approximately 77,792,000 shares and $456.2 million in cash in the transaction. At the close of the transaction, Nevada Power and Sierra Pacific stockholders will each own approximately 50% of the combined company.

                              Management and Board

     Michael R. Niggli, currently president and chief operating officer of Nevada Power Company, will become chairman and chief executive officer of the holding company and chairman of its subsidiaries. Malyn K. Malquist, currently chairman, president and chief executive officer of Sierra Pacific Resources, will become president and chief operating officer of the holding company and president and chief executive officer of Nevada Power Company and Sierra Pacific Power Company. Charles A. Lenzie, currently chairman and chief executive officer of Nevada Power Company, will retire upon completion of the transaction. The board of directors of the holding company will consist of a total of 14 members, seven to be selected by each of Nevada Power and Sierra Pacific.

     Mr. Lenzie said, "I am excited about the advantages which will accrue to our stockholders and customers from this merger. Employees will benefit from the increased opportunities that come from being part of a larger, more diversified organization. This is a win-win for all. In the fast changing utility environment, combining the two management teams will assure top-notch leadership for the merged company into the 21st century. I feel strongly that our legacy of high quality service to the people of Nevada will continue and be enhanced. By combining Nevada Power and Sierra Pacific, we are creating a premier distribution and energy services company with strong transmission interconnections in the western United States."

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     Mr. Niggli said, "This merger is about growth, opportunity and maximizing shareholder value in the face of the dramatic changes taking place in the utility industry. This combination will give us the ability to capitalize on the rapid customer growth in our service territory and convert it into bottom line growth. Customer demand for superior products and services at competitive prices is leading to fundamental changes in how utilities approach their business. Utilities that will succeed in this environment are those that actively embrace this new reality. Both our companies share a common vision of a high performance, high growth utility focused on the distribution and energy services businesses.

     "By merging with Sierra Pacific, we align ourselves with a company that has strong leadership. Over the past three years, the total return to Sierra Pacific stockholders has averaged about 30% annually, substantially outperforming the Dow Jones Utility Average. Sierra Pacific has demonstrated the ability to convert sales and revenue growth into earnings and has achieved a strong track record in growing shareholder value," Mr. Niggli added.

     Mr. Malquist said, "Together, Sierra Pacific and Nevada Power will create a rapidly growing, customer focused energy company that can effectively serve the needs of Nevada, the fastest growing state in the nation for over a decade.
This combination offers us the opportunity to lower costs, increase operating efficiencies and take advantage of economies of scale, providing benefits for both customers and stockholders. More than 1.5 million Nevada and California residents will see benefits from the merger in the form of stable prices and superior customer service."

     Mr. Malquist continued, "This merger of Nevada's two major utilities makes perfect sense in view of the changes taking place in the industry. Nevada Power has effectively managed the extraordinary growth in its service territory while still providing its customers with low prices and high quality reliable service. Sierra Pacific and Nevada Power employees, who represent our competitive advantage in this industry, know their customers and are involved in their communities. Our employees understand our state's economic vitality and what it takes to maximize the growth opportunities for the benefit of our customers and stockholders."

                                Dividend Policy

     The combined company expects to establish a dividend policy that will maintain a dividend payout ratio of between 50% and 55% of net income. It is expected that the board will review the dividend on an annual basis, as has been the historic policy of Sierra Pacific. It is anticipated that the combined company will adopt an initial annual dividend of $1.00 per share, subject to financial condition, regulatory issues and the results of operations. Based upon Sierra Pacific's exchange ratio of 1.44 to 1.00 this would be consistent with Sierra Pacific's dividend policy and reflects a dividend equivalent of $1.44 per share. For Nevada Power, the 1.00 to 1.00 exchange ratio reflects a dividend equivalent of $1.00 per share.

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     In conjunction with Nevada Power's approval of this transaction, the Nevada
Power board stated that, after it considers its August 1998 dividend at the current rate of $0.40 per quarter ($1.60 per share annually), it intends to adopt the expected combined company initial annual dividend rate. This would result in an indicated annual dividend rate of $1.00 per share for periods following the August 1998 dividend payment. Nevada Power's 1997 dividend payout ratio was 97% of net income. Nevada Power noted that the new dividend level would be more closely in line with industry trends and would provide equity capital to fund Nevada Power's significant growth.

                               Capital Structure

     To fund the cash portion of the consideration paid to both the Nevada Power and Sierra Pacific stockholders, the combined company intends to borrow approximately $450 million. This would result in an initial consolidated debt to total capitalization ratio of approximately 55%. Pro forma for the proposed transaction, 1997 cash flow after the payment of common dividends would have increased by approximately $20 million in comparison to the combined stand-alone entities after taking into account the additional interest expense on the new indebtedness. It is anticipated that neither Nevada Power's nor Sierra Pacific Power's credit ratings would be adversely affected as a result of this transaction. The companies expect that the holding company, Sierra Pacific Resources, would carry investment grade credit ratings.

                                Merger Benefits

     The structure of the merger will allow both Sierra Pacific Power and Nevada Power to retain and build upon their existing brand identities and customer loyalties while enhancing available services. Drawing on the strengths of Sierra Pacific and Nevada Power, the companies anticipate that as a result of the transaction, net merger savings of approximately $350 million over ten years will be realized from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing. The transaction creates the opportunity to offer Nevada customers stable prices while continuing to increase shareholder value.

     The companies will seek to minimize the impact to the existing workforce through a combination of a general hiring freeze, employee re-training, relocation and appropriate separation packages. All union contracts will be honored.

                                  Headquarters

     Under the merger agreement, the headquarters of the holding company will be in Reno, Nevada. The utility subsidiaries, Sierra Pacific Power Company and Nevada Power Company, will be headquartered in Las Vegas, with gas and water operations in Reno.

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                              Approvals and Timing

     The merger is conditioned, among other things, upon the approvals of the Public Utilities Commission of Nevada, the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the approval of both companies' common stockholders. No approval is required from the holders of debt or preferred stock of the two utilities. The companies anticipate that the regulatory approval process can be completed in about one year. Nevada has a 180-day approval process by statute.

     PaineWebber Incorporated acted as financial advisor and provided a fairness opinion to Nevada Power. SG Barr Devlin and Merrill Lynch & Co. acted as financial advisors and provided fairness opinions to Sierra Pacific.

     Nevada Power Company provides electric service to more than 1.2 million residents in southern Nevada. Customer growth in 1997 reached 6.4%, the highest rate of growth for any investor owned utility in the United States. 1997 revenues were nearly $800 million, with earnings in excess of $83.2 million.
The weighted average number of shares outstanding in 1997 was 49.7 million. Nevada Power has approximately 1,900 employees.

     Sierra Pacific Resources, headquartered in Reno, Nevada, provides electric service to approximately 287,000 customers in a 50,000 square mile region in northern Nevada and the Lake Tahoe area of California, natural gas service to 100,000 customers, and water service to 65,000 customers in the Reno-Sparks area. Other operating subsidiaries include Tuscarora Gas Pipeline Company, which owns 50% interest in an interstate natural gas pipeline partnership, and e-three, an energy services company. 1997 operating revenues were $663.2 million, with earnings of $74.4 million. The weighted average number of shares outstanding was 30.9 million. Sierra Pacific has approximately 1,500 employees.

                                   #   #   #

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the combined company to successfully reduce its cost structure; the economic climate and growth in the service territories of the two companies; economies generated by the merger; interest costs and the other risks detailed from time to time in the two companies' SEC reports.

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Note to Editors: Today's news release, along with other news about Nevada Power and Sierra Pacific, is available on the Internet at http://www.nevadapower.com and http://sierrapacific.com.


Contacts for Sierra Pacific:          Contacts for Nevada Power:
  Media:                                Media:

    Faye Andersen                         Glenda McCartney / Tom Henley
    (702) 834-4822                        (702) 367-5678/(702) 367-5681

  Investors:                            Investors:
    Richard Atkinson                      Lauran M. Watson
    (702) 834-4358                        (702) 367-5610